Table of Contents

Exhibit 8.1

List of Subsidiaries

	Subsidiary	Jurisdiction of Incorporation	Names Under which Business is Conducted

1	Atlântica Capitalização S.A.	São Paulo – Brazil	Atlântica Capitalização
2	Banco Alvorada S.A	Osasco - SP – Brazil	Banco Alvorada
3	Banco Bradesco BBI S.A.	Osasco - SP - Brazil	Bradesco BBI
4	Banco Boavista Interatlântico S.A.	Osasco – SP - Brazil	Boavista
5	Banco Bradesco Argentina S.A.	Buenos Aires – Argentina	Bradesco Argentina
6	Banco Bradesco Luxembourg S.A.	Luxembourg – G. Ducado	Bradesco Luxembourg
Luxembourg
7	Banco Finasa S.A.	Barueri – SP - Brazil	Banco Finasa
8	Bradesco Argentina de Seguros S.A	Buenos Aires – Argentina	Bradesco Argentina de Seguros
9	Bradesco Auto/RE Companhia de Seguros	Rio de Janeiro - Brazil	Bradesco Auto/RE
10	Bradesco Capitalização S.A.	São Paulo - Brazil	Bradesco Capitalização
11	Bradesco Administradora de Consórcios	Osasco – SP - Brazil	Bradesco Consórcio
Ltda.
12	Bradesco Leasing S.A. - Arrendamento	Barueri – SP - Brazil	Bradesco Leasing
Mercantil
13	Bradesco S.A. Corretora de Títulos e	São Paulo – Brazil	Bradesco Corretora
Valores Mobiliários
14	Bradesco Saúde S.A.	Rio de Janeiro – Brazil	Bradesco Saúde
15	Bradesco Securities, Inc.	New York – USA	Bradesco Securities
16	Bradesco Seguros S.A.	São Paulo – Brazil	Bradesco Seguros
17	Bradesco Vida e Previdência S.A.	Osasco – SP - Brazil	Bradesco Previdência
18	Bradescor Corretora de Seguros Ltda.	Osasco – SP - Brazil	Bradescor
19	BRAM – Bradesco Asset Management S.A. São Paulo – Brazil		BRAM
DTVM
20	Cia. Securitizadora de Créditos Financeiros	Osasco – SP - Brazil	Rubi
Rubi
21	Finasa Seguradora S.A.	São Paulo – Brazil	Finasa Seguradora
22	Scopus Tecnologia Ltda.	São Paulo – Brazil	Scopus Tecnologia
23	União Participações Ltda.	Osasco – SP - Brazil	União
24	Banco Bankpar S.A.	São Paulo – Brazil	Banco Bankpar
25	Bradesplan Participações Ltda	Osasco - SP – Brazil	Bradesplan